Exhibit 99.1
Genelabs Technologies Announces Agreement to Raise
$9 Million in Private Placement Financing
     REDWOOD CITY, Calif., June 27, 2006 — Genelabs Technologies, Inc. (Nasdaq:GNLB) announced today that it has entered into an agreement for the sale of approximately 6.1 million shares of its common stock and warrants to purchase approximately 2.5 million shares of its common stock to institutional and accredited investors for gross proceeds of $9.0 million. The agreement provides for Genelabs to sell the shares for $1.42 per share and to issue the warrants for a purchase price of $0.125 per share underlying the warrants, with a warrant exercise price of $1.42 per share. The agreement is subject to customary closing conditions and the company expects to close the private placement financing on or about June 30, 2006.
     The common stock and warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or an exemption from registration. Genelabs has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock and the shares of common stock underlying the warrants issued in the private placement financing.
     This press release contains forward-looking statements including statements regarding the expectation of the closing of the private placement financing. These forward-looking statements are based on Genelabs’ current expectations and are subject to the risk that the closing conditions to the financing are not met which, if this occurs, may cause the closing not to occur.